UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2009
OPKO Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26648	75-2402409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4400 Biscayne Blvd
Suite 1180
Miami, Florida 33137
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (305) 575-4100
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.
     On June 10, 2009, OPKO Health, Inc. (the “Company”) entered into a stock purchase agreement with Sorrento Therapeutics, Inc. (“Sorrento”) pursuant to which the Company invested $2.3 million in Sorrento. In exchange for the investment, the Company acquired approximately one-third of the outstanding common shares of Sorrento and received a fully-paid, exclusive license to the Sorrento antibody library for the discovery and development of therapeutic antibodies in the field of ophthalmology.

ITEM 2.01.	Completion of Acquisition or Disposition of Assets.
     The information disclosed under Item 1.01 of this report is incorporated into this Item 2.01 in its entirety.

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 11, 2009, the Company announced that Jamie Freedman, M.D., Ph.D., joined OPKO as its Executive Vice President of R&D and Business Development. Dr. Freedman received M.D. and Ph.D. degrees from Tufts University and trained in Medicine and Hematology-Oncology at University of California, San Francisco and Harvard, respectively. Before joining industry, Dr. Freedman conducted research at the Beth Israel Deaconess Medical Center at Harvard University and also served as an Adjunct Assistant Professor of Medicine at University of Pennsylvania Medical Center.
     Effective June 10, 2009, Naveed K. Shams, M.D., Ph.D., the Company’s Senior Vice President-Research & Development and Chief Medical Officer, submitted a notice of resignation. Dr. Shams ceased to serve as an executive officer of the Company on June 10, 2009, but has agreed to continue to serve the Company during a transition period.

ITEM 9.01.	Financial Statements and Exhibits.
(d) Exhibits
99.1	Press Release of OPKO Health, Inc. of June 11, 2009.

99.2	Press Release of OPKO Health, Inc. of June 12, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.
By:	/s/ Rao Uppaluri
	Name:	Rao Uppaluri
	Title:	Senior Vice President, Chief Financial Officer

Date June 12, 2009

3